Exhibit 2.1

Joyce W. Lindauer

State Bar No. 21555700

Joyce W. Lindauer Attorney, PLLC

1412 Main Street, Suite 500

Dallas, Texas 75202

Telephone: (972) 503-4033

Facsimile: (972) 503-4034

ATTORNEYS FOR DEBTOR

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

IN RE:	§
§
WHITESTONE UPTOWN TOWER, LLC,	§	CASE NO. 23-32832-mvl-11
a/k/a Pillarstone Capital REIT Operating	§	Chapter 11
Partnership,	§
§
Debtor.	§

DEBTOR’S SECOND AMENDED PLAN OF REORGANIZATION

COMES NOW Whitestone Uptown Tower, LLC, a/k/a Pillarstone Capital REIT Operating Partnership, the Chapter 11 Debtor in the above styled and referenced bankruptcy case (the “Debtor”), and files this its Second Amended Plan of Reorganization (the “Plan”). The Debtor is the owner and operator of a twelve-story, 253,000 square-foot office tower located at 4144 North Central Expressway in Dallas, Texas.

The sources and uses of income to fund the Plan are described in more detail in the Disclosure Statement accompanying this Plan. Periodic financial reports will be filed with the Court, as required by the Bankruptcy Code, covering the profitability, projections of cash receipts and disbursements for a reasonable period. These reports shall be available on the Court’s PACER site using the Debtor’s name and/or case number as referenced above or can also be obtained from Debtor’s counsel by written request.

Debtor’s Second Amended Plan of Reorganization

Debtor’s Second Amended Plan of Reorganization

ARTICLE I

DEFINITIONS AND USE OF TERMS

1.01         Defined Terms. Unless the context otherwise requires, capitalized terms shall have the meanings set forth in this section 1.01.

“Administrative Expense Claim” means an administrative expense or claim described in Bankruptcy Code § 503 and entitled to administrative priority pursuant to Bankruptcy Code § 507(a)(1), including, but not limited to, Fee Claims.

“Allowed Amount” means the amount of any Allowed Claim.

“Allowed Claim” means a Claim against the Debtor allowable under the Bankruptcy Code to the extent that: (i) a Proof of Claim or request for payment was timely filed, or, with leave of the Bankruptcy Court, late filed, and as to which no objection has been timely filed with the Bankruptcy Court, or, if filed, is allowed by a Final Order, unless otherwise provided in this Plan; (ii) the Claim is scheduled and not listed as disputed, contingent, or unliquidated, and no objection has been timely filed or, if filed, is allowed by a Final Order; or (iii) with respect to an Administrative Expense Claim or Fee Claim, the Administrative Expense Claim or Fee Claim has been approved by a Final Order upon notice and application to the Bankruptcy Court.

“Assets” means property of the Estate.

“Avoidance Actions” means any and all rights, claims, and causes of action which a trustee, Debtor, or other appropriate party in interest would be able to assert on behalf of the Estate under applicable state statutes or the avoidance provisions of chapter 5 of the Bankruptcy Code, including actions under one or more of the provisions of Bankruptcy Code §§ 506, 542-551, and 553.

“Ballot” means the written ballot to be distributed to Creditors for voting on whether to approve this Plan of reorganization.

“Bankruptcy Case” or “Case” means this bankruptcy case pending before the Bankruptcy Court.

“Bankruptcy Code” or “Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., as amended.

“Bankruptcy Court” or “Court” means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, or other such court that may have jurisdiction with respect to the reorganization of the Debtor pursuant to Chapter 11 of the Bankruptcy Code.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

Debtor’s Second Amended Plan of Reorganization

“Bar Date” means April 9, 2024, the deadline established by the Bankruptcy Court pursuant to Bankruptcy Rule 3003(c)(3), after which any Proof of Claim may not be timely filed, except Claims held by governmental agencies.

“Business Day” shall mean any day that is not a Saturday, Sunday, or one of the legal holidays listed in Bankruptcy Rule 9006(a).

“Claim” shall have the meaning set forth in Bankruptcy Code § 101(5).

“Claimant” or “Creditor” means the holder of a Claim.

“Class” means any class into which Claims are classified pursuant to the Plan. Each subclass of a class shall be treated as a separate class.

“Collateral” means the real or personal property securing a Secured Claim.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order.

“Confirmation Date” means the date on which the Order confirming this Plan is entered.

“Confirmation Hearing” means the hearing or hearings held before the Bankruptcy Court in which the Debtor will seek Confirmation of this Plan.

“Confirmation Order” means the Order confirming this Plan.

“Contested” when used with respect to a Claim, means a Claim against the Debtor: (i) that is listed in the Debtor’s Schedules of Assets and Liabilities as disputed, contingent, or unliquidated; (ii) that is listed in the Debtor’s Schedules of Assets and Liabilities as undisputed, liquidated, and not contingent and as to which a Proof of Claim has been filed with the Bankruptcy Court, to the extent the Proof of Claim amount exceeds the scheduled amount; (iii) that is the subject of a pending action in a forum other than the Bankruptcy Court unless such Claim has been determined by Final Order in such other forum and Allowed by Final Order of the Bankruptcy Court; or (iv) as to which an objection has been or may be timely filed and has not been denied by Final Order. To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Contested Claim only to the extent of the objection.

“Debtor” means Whitestone Uptown Tower, LLC, a/k/a Pillarstone Capital REIT Operating Partnership, the Debtor herein. Where the context so requires, “Debtor” shall also include the Reorganized Debtor.

“Disputed” with respect to a Claim means either: (i) a Claim which has been objected to by the Debtor; or (ii) a Claim that is listed on the Debtor’s bankruptcy schedules as “disputed, contingent or unliquidated” and for which such Creditor or Interest holder has not filed a Proof of Claim.

“Effective Date” means the thirtieth (30th) day after the Confirmation Date.

Debtor’s Second Amended Plan of Reorganization

“Estate” means the bankruptcy estate of the Debtor in this Case.

“Fee Claim” means a Claim under Bankruptcy Code §§ 330 or 503 for allowance of compensation and reimbursement of expenses to professionals in this Bankruptcy Case.

“Fee Application” means an application filed with the Bankruptcy Court for allowance of a Fee Claim.

“Final Order” means an Order as to which any appeal that has been taken has not been stayed following the expiration of the time for appeal or has been resolved, or as to which the time for appeal has expired.

“Impaired” means the treatment of an Allowed Claim or Interest pursuant to the Plan unless, with respect to such Claim or Interest, either: (i) the Plan leaves unaltered the legal, equitable and contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after occurrence of a default, the Debtor (A) cures any default that occurred before or after the commencement of the Chapter 11 Case on the Petition Date, other than default of the kind specified in § 365(b)(2) of the Bankruptcy Code; (B) reinstates the maturity of such Claim or Interest as such maturity existed before such default; (C) compensates the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (D) does not otherwise alter the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; or (iii) the Plan provides that on the Effective Date, the holder of such Claim or Interest receives, on account of such Claim or Interest, cash equal to the Allowed Amount of such Claim or Interest.

“Insider” has the meaning provided by § 101(31) of the Bankruptcy Code.

“Interest” means any equity or ownership interest in the Debtor.

“Lien” means any charge against or interest in property to secure payment of debt or performance of an obligation and includes a judicial lien, security interest, and deed of trust, mortgage and property tax lien.

“Order” means an Order of the Bankruptcy Court.

“Petition Date” means December 1, 2023, the date on which the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code.

“Plan” means this Plan of Reorganization, including any amendments, modifications or corrections made thereto pursuant to the Bankruptcy Code.

“Priority Tax Claim” means a Claim entitled to priority pursuant to Bankruptcy Code § 507(a)(8).

Debtor’s Second Amended Plan of Reorganization

“Priority Wage Claim” means a Claim entitled to priority pursuant to Bankruptcy Code § 507(a)(4).

“Priority Unsecured Claim” means an Unsecured Claim entitled to priority under Bankruptcy Code § 507(a), except Priority Tax Claims and Priority Wage Claims.

“Proof of Claim” means a written statement setting forth a Creditor’s Claim filed in this Case and conforming substantially to the appropriate official form.

“Reorganized Debtor” means the Debtor as it exists after Confirmation of the Plan.

“Schedules and Statements” means the Debtor’s bankruptcy schedules A/B, D-H and the Statement of Financial Affairs.

“Secured Claim” means a Claim that is secured within the meaning of Bankruptcy Code §506(a). Should the value of the Collateral securing a Secured Claim be less than the amount of the Claim, the Claim will be bifurcated into a Secured Claim equal to the value of the Collateral and a general Unsecured Claim for the remainder, pursuant to Bankruptcy Code §506(d).

“Unsecured Claim” means any Claim that is not a Secured Claim or an Administrative Expense Claim and that is not entitled to priority treatment under Bankruptcy Code § 507.

ARTICLE II

CONCEPT OF THE PLAN

2.01         The Plan is a Plan of Reorganization. The Debtor will continue its business after Confirmation of this Plan. The Debtor is the owner and operator of a twelve-story, 253,000 square-foot office tower located at 4144 North Central Expressway in Dallas, Texas (the “Property”). Under the Plan, the Debtor will make installment payments with interest to all Creditors while it markets the Property for sale, and once the Property is sold the Debtor will pay all Allowed Claims in full.

ARTICLE III

GENERAL TERMS AND CONDITIONS

3.01         Treatment of Claims. This Plan is intended to resolve all Claims against the Debtor and/or property of the Debtor of whatever character, whether contingent or liquidated, or whether allowed by the Bankruptcy Court pursuant to Bankruptcy Code Section 502(a). However, only Allowed Claims will receive payments under the Plan. The Plan is designed to ensure that Claimants shall receive at least as much pursuant to this Plan as they would receive in a liquidation pursuant to Chapter 7 of the Bankruptcy Code.

3.02         Time for Filing Claims. The holder of any Administrative Claim other than (i) a Fee Claim, (ii) a liability incurred and paid in the ordinary course of business by the Debtor, or (iii) an Allowed Administrative Claim, must file with the Bankruptcy Court and serve on the Debtor and its respective counsel, notice of such Administrative Claim within thirty (30) days after the Effective Date. At a minimum, such notice must identify (i) the name of the holder of such Claim, (ii) the amount of such Claim, and (iii) the basis of such Claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

Debtor’s Second Amended Plan of Reorganization

Each Person asserting an Administrative Expense that is a Fee Claim incurred before the Effective Date shall be required to file a Fee Application with the Bankruptcy Court and serve same on the Debtor’s counsel and the U. S. Trustee within sixty (60) days after the Effective Date.

A person who is found to have received a voidable transfer shall have thirty (30) days following the date upon which the order ruling that such transfer is avoidable becomes a Final Order in which to file a Claim in the amount of such avoided transfer.

Liabilities incurred from the Petition Date through the Effective Date in the ordinary course of business shall be paid in the ordinary course of business by the Debtor.

3.03         Modification to the Plan. In accordance with Bankruptcy Rule 3019, to the extent applicable, this Plan may be modified or amended upon application of the Debtor, or corrected prior to the Confirmation Date, provided that notice and an opportunity for hearing have been given to any affected party. The Plan may be modified at any time after Confirmation and before the Effective Date, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, the circumstances warrant such modification and Debtor consents thereto in writing.

ARTICLE IV

DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

The Debtor designates the following Classes of Claims and Interests pursuant to Bankruptcy Code Section 1123.

CLASSIFICATION OF CLAIMS
Class 1: Allowed Secured Claims of Dallas County
Class 2: Allowed Secured Claims of Katy ISD
Class 3: Allowed Secured Claims of Harris County
Class 4: Allowed Secured Claims of RSS MSBAM2013-C13-TX WUT, LLC
Class 5: Allowed General Unsecured Claims Other than Insider Claims
Class 6: Allowed Insider Claims
Class 7: Allowed Equity Interests

ARTICLE V

PROVISIONS FOR SATISFACTION OF CLAIMS AND INTERESTS

A.         SALE OF PROPERTY AND PAYMENT OF ALL CLAIMS AND EXPENSES. Under this Plan the Reorganized Debtor will promptly market the Property for sale and use the proceeds of sale to pay all Allowed Claims and Administrative Expenses in full at the closing of the sale or transfer of the Property. Until the sale occurs the Debtor will make the payments described below, to be funded by income from the normal business operations of the Debtor.

Debtor’s Second Amended Plan of Reorganization

B.           NON-CLASSIFIED CLAIMS. The following Claims are not classified, pursuant to Bankruptcy Code Section 1123:

Treatment of Administrative Claims. Each holder of an Administrative Claim other than Professional Fee Administrative Claims shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtor and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Bankruptcy Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. On or before the Effective Date, the Debtor or Reorganized Debtor shall pay or have paid in full all Allowed Administrative Claims. All Allowed Administrative Claims shall be paid by the Reorganized Debtor when they are due until the Bankruptcy Case is closed pursuant to a final decree, order of dismissal, or order of conversion. Until entry of such an order, the Reorganized Debtor shall file with the Bankruptcy Court and serve upon the United States Trustee a quarterly financial report. Any administrative ad valorem tax claims shall be paid pursuant to otherwise applicable state law.

Treatment of Professional Fee Administrative Claims. All persons who are awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with sections 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Bankruptcy Court on the later of the Effective Date or the date on which the order allowing such Claim becomes a Final Order, or upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Fee Claim and the Reorganized Debtor.

Treatment of Priority Tax Claims. Priority Tax Claims, if any, shall be paid in full in 60 equal monthly installments of principal plus interest accruing from the Petition Date at the prevailing statutory rate. Equal payments of principal and interest will commence on the first day of the first month after the Effective Date and continue on the first day of each month thereafter until the Claims are paid in full. The Debtor does not believe any such Claims exist.

Treatment of Other Priority Claims. All Priority Unsecured Claims other than Priority Tax Claims, if any, shall be paid in full over a period of six (6) months, with interest accruing from the Effective Date at the rate of 2% per annum. Equal payments of principal and interest will commence on the first day of the first month after the Effective Date and continue on the first day of each month thereafter until the Claims are paid in full. The Debtor does not believe any such Claims exist.

Debtor’s Second Amended Plan of Reorganization

Title 28 U.S.C. Section 1930 Fees. The Reorganized Debtor shall pay all post-Confirmation fees assessed by the Office of the United States Trustee until this Case is closed by the Court.

C.          CLASSIFIED CLAIMS. The following Claims are classified pursuant to Bankruptcy Code Section 1123, and are treated as follows:

General Provisions Regarding Treatment of Claims.

No pre-payment penalty. No Claimant shall be entitled to a pre-payment penalty if its Claim is paid early.

Plan voting. Impaired Claims are entitled to vote to accept or reject the Plan.

Default remedies. The Reorganized Debtor shall have twenty (20) days after notice to cure any default under the Plan. In the event the Reorganized Debtor fails to cure the default within 20 days after receipt of written notice from the affected Claimant, the Claimant shall be entitled to pursue collection of all amounts owed pursuant to state law outside of the Bankruptcy Court. The Reorganized Debtor shall be entitled to two notices of default. In the event of a third default, the Claimant shall be entitled to pursue collection of all amounts owed pursuant to contract or state law outside the Bankruptcy Court without further notice.

Lien rights. Allowed Secured Creditors shall retain their pre-Petition Date Liens until paid in full as provided in this Plan.

Bifurcation of Partially Secured Claims. Should the value of the Collateral securing a Secured Claim be less than the amount of the Claim, the Claim will be bifurcated into a Secured Claim equal to the value of the Collateral and a general Unsecured Claim for the remainder, pursuant to Bankruptcy Code §506(d).

Class 1: Allowed Secured Claims of Dallas County

These Claims shall be paid in full by the Reorganized Debtor’s payment of equal, consecutive monthly installments of principal and interest commencing on the first day of the first full month following the Effective Date and continuing through sixty (60) months from the Petition Date.  Interest shall accrue at the rate of twelve percent (12%) per annum from the Petition Date until these Claims are paid in full. In the event the Reorganized Debtor sells, conveys, or transfers the Property before the expiration of 60 months from the Petition Date, these Claims shall be paid in full at the closing of the sale or transfer. These Claims are IMPAIRED.

Class 2: Allowed Secured Claims of Katy ISD

These Claims shall be paid in full on the Effective Date with interest accruing from the Petition Date at the rate of twelve percent (12%) per annum. These Claims are not Impaired.

Debtor’s Second Amended Plan of Reorganization

Class 3: Allowed Secured Claims of Harris County

These Claims shall be paid in full on the Effective Date with interest accruing from the Petition Date at the rate of twelve percent (12%) per annum. These Claims are not Impaired.

Class 4: Allowed Secured Claims of RSS MSBAM2013-C13-TX WUT, LLC

Class 4 Claims shall be paid in full in 60 equal monthly installments of principal plus interest at the rate of 5% per annum. The payments shall begin on the first day of the first month following the Effective Date and continue on the first day of each subsequent month until the Claim is paid in full under the Plan. In the event the Reorganized Debtor sells, conveys, or transfers the Property before the expiration of 60 months from the Effective Date, these Claims shall be paid in full at the closing of the sale or transfer. Further given the 9019 Motion that has been filed this Claim may be paid sooner based on the 9019 Motion and the Financing Motion that have been filed. These Claims are IMPAIRED.

Class 5: Allowed General Unsecured Claims other than Insider Claims

Class 5 Claimants shall be paid in full over forty-eight (48) months from the Effective Date. Equal payments of principal and interest at 1% per annum shall commence on the first day of the first month following the Effective Date and continue on the first day of each month thereafter for a total of 48 months. In the event the Reorganized Debtor sells, conveys, or transfers the Property before the expiration of 48 months from the Effective Date, these Claims shall be paid in full at the closing of the sale or transfer. These Claims are IMPAIRED.

Class 6: Allowed Insider Claims

Class 6 shall consist of the Allowed Claims of Insiders of the Debtor. Class 6 Claims shall be paid in full once the Allowed Class 5 Claims are paid in full. These Claims are IMPAIRED.

Class 7 - Allowed Equity Interests

Class 7 shall consist of Allowed Equity Interests in the Debtor. Class 7 Interests shall be retained by their owners but shall receive no dividends or other distributions on these Interests until Classes 1 – 6 are paid in full pursuant to this Plan. Once such Allowed Claims are paid in full per the terms of this Plan then monies shall be paid out to the equity owners of the Debtor. These Interests are not Impaired.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF PLAN

6.01         Implementation of Plan. This Plan will be substantially consummated by the commencement of payments as called for above. The Reorganized Debtor will promptly market the Property for sale and use the proceeds of sale to pay all Claims in full. Until the sale occurs the Plan payments described above will be funded by income derived from the normal business operations of the Debtor. Further details regarding the implementation of the Plan and projections of the Debtor’s income, expenses and Plan payments are provided in the Debtor’s Disclosure Statement accompanying this Plan.

Debtor’s Second Amended Plan of Reorganization

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.01         Assumption and Rejection of Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases not expressly assumed by the Debtor as of the Confirmation Date are hereby REJECTED by this Plan.

7.02         Reservation of Rights. The Debtor shall have the right to assume or reject, pursuant to Bankruptcy Code Section 365, prior to the Confirmation Date, any executory contract or unexpired lease of real property (to the extent permitted under the Bankruptcy Code).

7.03         Bar Date for Claims Based on Rejection. If the rejection of an executory contract or an unexpired lease results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Plan Proponent or their properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtor, by the earlier of (a) the end of the month following the period in which the Effective Date occurs or (b) such other deadline as the Court may set for asserting a Claim for such damages. Any Rejection Claim arising from the rejection of an unexpired lease or executory contract shall be treated as a General Unsecured Claim; provided, however, that any Rejection Claim based upon the rejection of an unexpired lease of real property either prior to the Confirmation Date or upon the entry of the Confirmation Order shall be limited in accordance with section 502(b)(6) of the Bankruptcy Code and state law mitigation requirements. Nothing contained herein shall be deemed an admission that such rejection gives rise to or results in a Claim or shall be deemed a waiver of any objections to such Claim if asserted.

ARTICLE VIII

ENFORCEMENT, SETTLEMENT, OR ADJUSTMENT OF CLAIMS

8.01         The Debtor’s Causes of Action. Except as otherwise released pursuant to the Plan, all Claims recoverable under Section 550 of the Bankruptcy Code, all Claims against third parties on account of an indebtedness, and all other Claims of any kind or character whatsoever owed to or in favor of the Debtor or Reorganized Debtor or the Estate to the extent not specifically compromised and released pursuant to this Plan or any agreement referred to and incorporated herein, are hereby preserved and retained for enforcement by the Reorganized Debtor for the benefit of the Creditors subsequent to the Effective Date. This Plan shall not estop the Debtor or Reorganized Debtor from asserting any claim or cause of action whether disclosed or not.

The Debtor hereby specifically retains and preserves all causes of action that have been brought or could be brought against RSS MSBAM2013-C13-TX WUT, LLC for lender liability and dispute of default. These claims are best described in the adversary proceeding brought by the Debtor against RSS MSBAM2013-C13-TX WUT, LLC and others and referenced herein as Whitestone Uptown Tower, LLC v. Wells Fargo Bank, National Association, et al., Adversary Case No. 24-03008-mvl, pending in the United States Bankruptcy Court, Northern District of Texas, Dallas Division. These claims are subject to approval of a 9019 Motion with RSS MSBAM2013-C13-TX WUT, LLC. If that 9019 Motion to settle the claims with RSS MSBAM2013-C13-TX WUT, LLC is approved then the claims described herein will be released.

Debtor’s Second Amended Plan of Reorganization

Further the Debtor contends it has claims against the Whitestone entities for breach of fiduciary duty, gross mismanagement, breach of contract, misrepresentation and civil theft.

8.02         Objections to Claims. Any party authorized by the Bankruptcy Code may object to the allowance of Pre-Petition Date Claims at any time prior to sixty (60) days after the Effective Date and, as to Rejection Claims, at any time prior to sixty (60) days after the filing of any such Rejection Claim. Any proof of Claim filed after the Court sets bar dates shall be of no force and effect and shall be deemed disallowed. All Contested Claims shall be litigated to Final Order; provided, however, that the Debtor or Reorganized Debtor may compromise and settle any Contested Claim, subject to the approval of the Bankruptcy Court. Notwithstanding the foregoing, a person who is found to have received a voidable transfer shall have thirty (30) days following the date upon which the order ruling that such transfer is avoidable becomes a Final Order in which to file a Claim in the amount of such avoided transfer.

No distributions under this Plan shall be made to the holder of a Claim that is in dispute, unless and until such Claim becomes an Allowed Claim. If a Claim is Disputed in whole or in part because the Debtor or Reorganized Debtor asserts a right of offset against such Claim or recoupment against the holder of such Claim, then, if and to the extent the Claim giving rise to the offset or recoupment is sustained by Final Order, the Claim in dispute shall be reduced or eliminated and, if applicable, the holder of such Claim shall be required to pay the amount of such offset or recoupment, less the amount of its Allowed Claim. In addition, any party authorized by the Bankruptcy Code, at any time, may request that the Court estimate any contingent, disputed or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, regardless of any prior objections.

ARTICLE IX

EFFECT OF CONFIRMATION

9.01         Discharge and Release of Debtor. Pursuant to Bankruptcy Code Section 1141(d), confirmation of this Plan does discharge the Debtor.

9.02         Legal Binding Effect. The provisions of this Plan, pursuant to the Bankruptcy Code Section 1141 shall bind the Debtor and all Creditors, whether or not they accept this Plan. The distributions provided for Claimants shall not be subject to any Claim by another creditor or interest holder by reason of any assertion of a contractual right of subordination.

9.03         Discharge. Confirmation of the Plan shall result in the inability to commence or continue any judicial, administrative, or other action or proceeding on account of any Pre-Petition Date Claims against the Debtor or Reorganized Debtor.

Debtor’s Second Amended Plan of Reorganization

Except as provided in the Plan, from and after the Confirmation Date, all holders of Claims against the Debtor are restrained and enjoined by the Confirmation of the Plan: (a) from commencing or continuing in any manner, any action or other proceeding of any kind with respect to any such Claim against the Debtor or Reorganized Debtor, or its property; (b) from enforcing, attaching, collecting, or recovering by any manner or means, any judgment, award, decree, or order against the Assets or the Debtor or Reorganized Debtor on account of such Claims; (c) from creating, perfecting, or enforcing any encumbrance of any kind against the Assets, or the Debtor or Reorganized Debtor on account of such Claims; (d) from asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Debtor or Reorganized Debtor on account of such Claims; and (e) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan on account of such Claims; provided, however, that each holder of a Contested Claim may continue to prosecute its proof of Claim in the Bankruptcy Court and all holders of Claims shall be entitled to enforce its rights under the Plan and any agreements executed or delivered pursuant to or in connection with the Plan. Creditors shall not pursue claims against non-debtor third parties at the same time as their claims are being paid through the Plan.

9.04         Satisfaction of Claims and Interests. Except as otherwise provided by the Plan, the consideration distributed under the Plan shall be in complete satisfaction of all Claims of any Creditor against the Debtor, including Claims arising prior to the Effective Date.

9.05         Temporary Injunction. Except as otherwise expressly provided in or permitted under this Plan, the Confirmation Order shall provide, among other things, that all Creditors and persons who have held, hold, or may hold Claims or Interests against the Debtor are enjoined on and after the Effective Date as long as the Plan is not in default and has not been completed against the: (i) commencement or continuation of any judicial, administrative, or other action or proceeding against the Debtor or any third-party guarantor on account of Claims against the Debtor; (ii) enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtor or any third-party guarantor or any assets or property of same; or (iii) creation, perfection, or enforcement of any encumbrance of any kind against the Debtor or any third-party guarantor arising from a Claim. Such injunction expires at the end of the Plan term at which time all Allowed Claims will have been paid in accordance with the terms of the Plan.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01         Request for Relief Under Bankruptcy Code Section 1129. In the event any Impaired Class shall fail to accept this Plan in accordance with Bankruptcy Code Section 1129(a), the Plan Proponent reserves the right to, and does hereby request the Bankruptcy Court to confirm the Plan in accordance with Bankruptcy Code Section 1129(b).

10.02         Revocation. The Plan Proponent reserves the right to revoke and withdraw this Plan at any time prior to the Confirmation Date.

Debtor’s Second Amended Plan of Reorganization

10.03         Effect of Withdrawal or Revocation. If the Plan Proponent revokes or withdraws this Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

10.04         Due Authorization by Creditors. Each and every Claimant who elects to participate in the distributions provided herein warrants that it is authorized to accept in consideration of its Claim against the Debtor the distributions provided in the Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by it under this Plan.

10.05         Entire Agreement. This Plan, as described herein, the Confirmation Order, and all other documents and instruments to effectuate this Plan provided for herein, constitute the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior discussions and documents.

10.06         Section 1146 Exemption. Pursuant to Section 1146 of the Bankruptcy Code, the issuance, transfer or exchange or any security under this Plan or the making or delivery of any instrument or transfer pursuant to, in implementation of or as contemplated by this Plan or the transfer of any property pursuant to this Plan shall not be taxed under any federal, state or local law imposing a stamp, transfer or similar tax or fee.

10.07         Provisions Governing Distributions. All payments and distributions under the Plan shall be made by the Reorganized Debtor as indicated. Any payments or distributions to be made by the Plan Proponent pursuant to the Plan shall be made as soon as reasonably practicable after the Effective Date, except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court. Any payment or distribution by the Reorganized Debtor pursuant to the Plan, to the extent delivered by the United States Mail, shall be deemed made when deposited into the United States Mail.

Payments of Cash to be made by the Reorganized Debtor pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

Distributions and deliveries to holders of Allowed Claims shall be made at the addresses set forth on the proofs of Claim or proofs of interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or proof of interest is filed). All Claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall remain the property of the Reorganized Debtor and the Claim of any other holder with respect to such unclaimed property shall be discharged and forever barred.

Debtor’s Second Amended Plan of Reorganization

Checks issued by the Reorganized Debtor in respect of Allowed Claims shall be null and void if not cashed within ninety (90) days of the date of delivery thereof. Requests for reissuance of any check shall be made directly to the Plan Proponent by the holder of the Allowed Claim to whom such check originally was issued. Any claim in respect of such a voided check within ninety (90) days after the date of delivery of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred, and the amount of such checks shall become Unclaimed Property and returned to the Reorganized Debtor.

No interest shall be paid on any Claim unless, and only to the extent that, the Plan specifically provides otherwise.

10.08         Governing Law. Unless a rule of law or procedure supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) is applicable, or a specific choice of law provision is provided, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to conflicts of law.

10.09         Notices to Debtor. Any notices required to be given to the Debtor under this Plan shall be mailed by certified mail to the Debtor at 19407 Park Row, Suite 140, Houston, Texas 77084 and to Debtor’s counsel, Joyce Lindauer, at 1412 Main Street, Suite 500, Dallas Texas 75202 and by email at joyce@joycelindauer.com.

ARTICLE XI

MODIFICATION OF THE PLAN

11.01         The Debtor may propose amendments to or modifications of this Plan at any time prior to Confirmation, upon notice to all parties-in-interest. After Confirmation, the Reorganized Debtor may, with approval of the Court and so long as it does not materially or adversely affect the interest of creditors, modify to remedy any defect or omission or reconcile any inconsistencies in the Confirmation Order in such manner as may be necessary to carry out the purposes and effect of this Plan.

ARTICLE XII

RETENTION OF JURISDICTION

Notwithstanding confirmation of the Plan or the Effective Date having occurred, the Court will retain jurisdiction for the following purposes:

12.01         Allowance of Claims. To hear and determine the allowability of all Claims upon objections to such Claims.

12.02         Executory Contracts and Unexpired Leases Proceedings. To act with respect to proceedings regarding the assumption of any executory contract or unexpired lease of the Debtor pursuant to Sections 365 and 1123 of the Code and Article VII of the Plan.

12.03         Plan Interpretation. To resolve controversies and disputes regarding the interpretation of the Plan.

12.04         Plan Implementation. To implement and enforce the provisions of the Plan and enter orders in aid of confirmation and implementation of the Plan.

Debtor’s Second Amended Plan of Reorganization

12.05         Plan Modification. To modify the Plan pursuant to Section 1127 of the Code and applicable Bankruptcy Rules.

12.06         Adjudication of Controversies. To adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Court against the Debtor.

12.07         Injunctive Relief. To issue any injunction or other relief as appropriate to implement the intent of the Plan, and to enter such further orders enforcing any injunctions or other relief issued under the Plan or in the Confirmation Order.

12.08         Interpleader Action. To entertain interpleader actions concerning assets to be distributed or other assets of the Estate.

12.09         Correct Minor Defects. To correct any defect, cure any omission or reconcile any inconsistency or ambiguity in the Plan, the Confirmation Order or any document executed or to be executed in connection therewith, as may be necessary to carry out the purposes and intent of the Plan, provided that the rights of any holder or an Allowed Claim are not materially and adversely affected thereby.

12.10         Authorization of Fees and Expenses. To review and authorize payment of professional fees incurred prior to the Effective Date.

12.11         Post-Confirmation Orders Regarding Confirmation. To enter and implement such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified, or vacated.

12.12         Final Decree. To enter a final decree closing the Case pursuant to Bankruptcy Rule 3022.

Dated: May 16, 2024.

Respectfully Submitted,

/s/ Joyce W. Lindauer
Joyce W. Lindauer
State Bar No. 21555700
Joyce W. Lindauer Attorney, PLLC
1412 Main St. Suite 500
Dallas, Texas 75202
Telephone: (972) 503-4033
Facsimile: (972) 503-4034
ATTORNEYS FOR THE DEBTOR

/s/ Bradford D. Johnson
President and CEO of Pillarstone Capital REIT, as general partner of Pillarstone Capital REIT Operating Partnership, the sole member of the Debtor

Debtor’s Second Amended Plan of Reorganization